Astoria Financial Corporation Reports 2017 First Quarter Earnings Per Common Share Of $0.12

Quarterly Cash Dividend of $0.04 Per Common Share Declared

LAKE SUCCESS, N.Y., April 26, 2017 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria", or the "Company"), the holding company for Astoria Bank (the "Bank"), today reported net income available to common shareholders of $12.2 million, or $0.12 diluted earnings per common share ("diluted EPS"), for the quarter ended March 31, 2017, compared to net income available to common shareholders of $16.4 million, or $0.16 diluted EPS, for the quarter ended March 31, 2016. Included in the 2017 first quarter results is a $4.0 million charge ($2.6 million, or $0.03 per common share, after tax) related to the recognition of anticipated settlement costs related to lease obligations in connection with the residential lending team being relocated to other Astoria office space.

Monte N. Redman, President and Chief Executive Officer of Astoria, commenting on the results stated, "During the first quarter, we continued our emphasis on growing core deposits which grew by $140.5 million and represent 82% of total deposits."

Board Declares Quarterly Cash Dividend of $0.04 Per Share

On April 26, 2017, the Board of Directors of the Company declared a quarterly cash dividend of $0.04 per common share. The dividend is payable on May 22, 2017 to shareholders of record as of May 8, 2017. This is the eighty-eighth consecutive quarterly cash dividend declared by the Company.

First Quarter Earnings Summary

Net interest income for the quarter ended March 31, 2017 totaled $80.1 million compared to $81.6 million for the previous quarter and $83.3 million for the 2016 first quarter. The net interest margin for the quarter ended March 31, 2017 was 2.37%, the same as the previous quarter and up slightly from 2.36% for the 2016 first quarter.

For the quarter ended March 31, 2017, a $2.5 million loan loss release was recorded compared to a $2.0 million release in the prior quarter and a $3.1 million release recorded in the 2016 first quarter. Mr. Redman stated, "The current quarter's loan loss release reflects the continued contraction in the overall loan portfolio, the positive impact of continued reductions in the balances of some of our higher risk asset classes and our overall strong credit metrics."

Non-interest income for the quarter ended March 31, 2017 totaled $11.9 million, compared to $14.9 million for the previous quarter and $11.4 million for the 2016 first quarter. The decrease from the prior quarter is primarily due to decreases in mortgage banking income, net and other operating income.

General and administrative ("G&A") expense for the quarter ended March 31, 2017 totaled $72.0 million compared to $71.2 million for the previous quarter and $69.5 million for the 2016 first quarter. Mr. Redman commented, "Included in the 2017 first quarter is the $4.0 million pre-tax charge related to the recognition of anticipated settlement costs of certain lease obligations. Without this charge, we would have reported a decrease in our G&A expense from the prior quarter that was largely the result of decreases in compensation and benefits and other expenses."

Balance Sheet Summary

Total assets at March 31, 2017 were $14.3 billion, a decrease of $216.0 million from December 31, 2016. The decrease was primarily due to a decline in the loan portfolio, which decreased $216.2 million from December 31, 2016.

The multi-family/commercial real estate ("MF/CRE") mortgage loan portfolio totaled $4.7 billion at March 31, 2017 compared to $4.8 billion at December 31, 2016 and represents 47% of the total loan portfolio. For the quarter ended March 31, 2017, MF/CRE loan originations totaled $95.0 million compared to $97.5 million for the prior quarter and $217.4 million for the 2016 first quarter. The MF/CRE loan production for the 2017 first quarter was originated with a weighted average loan-to-value ratio of approximately 38% and a weighted average debt coverage ratio of approximately 1.37. MF/CRE loan prepayments for the quarter ended March 31, 2017 totaled $109.0 million, down from $133.0 million for the previous quarter and $136.3 million for the 2016 first quarter. At March 31, 2017, the MF/CRE pipeline totaled $178.8 million.

The residential mortgage loan portfolio totaled $5.2 billion at March 31, 2017, compared to $5.4 billion at December 31, 2016. For the quarter ended March 31, 2017, residential loan originations for portfolio totaled $135.8 million compared to $239.7 million for the prior quarter and $89.5 million for the 2016 first quarter. The weighted average loan-to-value ratio of the residential loan production for portfolio was approximately 57% at origination for the quarter ended March 31, 2017. Residential loan prepayments for the quarter ended March 31, 2017 totaled $210.8 million, down from $306.1 million for the previous quarter and $212.1 million for the 2016 first quarter. At March 31, 2017, the residential mortgage pipeline totaled approximately $140.3 million.

Deposits totaled $9.0 billion at March 31, 2017, an increase of $113.2 million from December 31, 2016. This increase was primarily due to an increase in lower cost core deposits, particularly business and consumer checking accounts, which was partially offset by a decrease in higher cost certificates of deposit. Core deposits totaled $7.4 billion, or 82% of total deposits, and had a weighted average rate of 13 basis points at March 31, 2017.

Stockholders' equity totaled $1.72 billion, or 12.02% of total assets at March 31, 2017, an increase of $9.9 million from December 31, 2016. Astoria Bank's capital levels continue to be above the minimum levels required to be designated as "well-capitalized" for bank regulatory purposes. At March 31, 2017, Tier 1 leverage, Common Equity Tier 1 risk based, Tier 1 risk-based and Total risk-based capital ratios were 12.44%, 21.86%, 21.86% and 22.89%, respectively for Astoria Bank, and 11.12%, 18.02%, 19.60% and 20.62%, respectively for Astoria Financial Corporation. At March 31, 2017, Astoria Financial Corporation's tangible common equity ratio was 9.95%.

Asset Quality

Non-performing loans ("NPLs"), totaled $140.0 million, or 1.37% of total loans, at March 31, 2017, compared to $148.2 million, or 1.42% of total loans, at December 31, 2016. Included in the NPLs at March 31, 2017 is $34.1 million of loans which are current or less than 90 days past due compared to $40.9 million at December 31, 2016. Total delinquent loans and NPLs at March 31, 2017 were $223.1 million compared to $241.7 million at December 31, 2016. Net charge-offs for the quarter ended March 31, 2017 totaled $1.1 million compared to a net recovery of $423,000 for the previous quarter and net charge-offs of $673,000 for the 2016 first quarter. Other real estate owned declined to $13.5 million at March 31, 2017, compared to $15.1 million at December 31, 2016.

Future Outlook

Commenting on the Company's future outlook, Mr. Redman stated, "As we previously announced on March 7, 2017, we have entered into a definitive agreement to merge with Sterling Bancorp. We believe that combining our significant strengths will create a strong regional bank that will provide exceptional value for our investors while maintaining our strong commitment to our customers and the communities we serve."

About Astoria Financial Corporation

Astoria Financial Corporation, with assets of $14.3 billion, is the holding company for Astoria Bank. Established in 1888, Astoria Bank, with deposits in New York totaling $9.0 billion, is the second largest thrift depository in New York and provides the customers and local communities it serves with quality financial products and services through 88 convenient banking branch locations, a business banking office in Manhattan, and multiple delivery channels, including its flexible mobile banking app. Astoria Bank commands a significant deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Bank originates multi-family and commercial real estate loans, primarily on rent controlled and rent stabilized apartment buildings, located in New York City and the surrounding metropolitan area and originates residential mortgage loans through its banking and loan production offices in New York, a broker network in four states, primarily along the East Coast, and correspondent relationships covering 13 states and the District of Columbia.

Cautionary Statements Regarding Forward-Looking Information

This press release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would," and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events that may be subject to circumstances beyond our control; increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment; changes in deposit flows, loan demand or collateral values; changes in accounting principles, policies or guidelines; changes in general economic conditions, either nationally or locally in some or all areas in which we do business, or conditions in the real estate or securities markets or the banking industry; legislative or regulatory changes, including those that may be implemented by the new administration in Washington, D.C.; supervision and examination by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System and the Consumer Financial Protection Bureau; effects of changes in existing U.S. government or government-sponsored mortgage programs; our ability to successfully implement technological changes; our ability to successfully consummate new business initiatives; litigation or other matters before regulatory agencies, whether currently existing or commencing in the future; or our ability to implement enhanced risk management policies, procedures and controls commensurate with shifts in our business strategies and regulatory expectations.

This press release may also contain forward-looking statements about the benefits of the merger with Sterling Bancorp ("Sterling"), including future financial and operating results of Sterling, Astoria or the combined company following the merger, the combined company's plans, objectives, expectations and intentions, the expected timing of the completion of the merger, financing plans and the availability of capital, the likelihood of success and impact of litigation and other statements that are not historical facts. These forward-looking statements are subject to numerous assumptions, risks, and uncertainties which change over time. The following factors, among others, could cause actual results to differ materially from forward-looking statements: the inability to close the merger in a timely manner; the failure to complete the merger due to the failure of Sterling or Astoria common stockholders to approve the Sterling or Astoria merger proposals; failure to obtain applicable regulatory approvals and meet other closing conditions to the merger on the expected terms and schedule; the potential impact of announcement or consummation of the proposed merger on relationships with third parties, including customers, employees, and competitors; business disruption following the merger; difficulties and delays in integrating the Sterling and Astoria businesses or fully realizing cost savings and other benefits; Sterling's potential exposure to unknown or contingent liabilities of Astoria; the challenges of integrating, retaining, and hiring key personnel; failure to attract new customers and retain existing customers in the manner anticipated; the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems; changes in Sterling's stock price before closing, including as a result of the financial performance of Astoria prior to closing; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which Sterling and Astoria are highly dependent; changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other changes pertaining to banking, securities, taxation, rent regulation and housing, financial accounting and reporting, environmental protection, and insurance, and the ability to comply with such changes in a timely manner; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System; changes in interest rates, which may affect Sterling's or Astoria's net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of Sterling's or Astoria's assets, including its investment securities; changes in accounting principles, policies, practices, or guidelines; changes in Sterling's credit ratings or in Sterling's ability to access the capital markets; natural disasters, war, or terrorist activities; and other economic, competitive, governmental, regulatory, technological, and geopolitical factors affecting Sterling's or Astoria's operations, pricing, and services.

We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Additional Information About the Proposed Transaction and Where to Find It

This communication is being made in respect of the proposed merger transaction involving Sterling and Astoria. Sterling has filed a registration statement on Form S-4 with the Securities and Exchange Commission ("SEC"), which includes a joint proxy statement of Astoria and Sterling and a prospectus of Sterling, and each party has and will file other documents regarding the proposed transaction with the SEC. A definitive joint proxy statement/prospectus will also be sent to the Astoria stockholders seeking any required stockholder approvals. Before making any voting or investment decision, investors and security holders of Astoria are urged to carefully read the entire registration statement and joint proxy statement/prospectus, when they become available, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. The documents filed by Sterling and Astoria with the SEC may be obtained free of charge at the SEC's website at www.sec.gov. In addition, the documents filed by Sterling may be obtained free of charge at Sterling's website at www.sterlingbancorp.com and the documents filed by Astoria may be obtained free of charge at Astoria's website at http://ir.astoriabank.com/. Alternatively, these documents, when available, can be obtained free of charge from Sterling upon written request to Sterling Bancorp, Attn: Investor Relations, 400 Rella Boulevard, Montebello, New York 10901 or by calling (845) 369-8040, or from Astoria upon written request to Astoria Financial Corporation, Attn: Investor Relations, One Astoria Bank Plaza, Lake Success, New York 11042 or by calling (516) 327-3000.

Sterling, Astoria, their directors, executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from Sterling's and Astoria's stockholders in favor of the approval of the merger. Information about the directors and executive officers of Sterling and their ownership of Sterling common stock is set forth in the proxy statement for Sterling's 2017 annual meeting of stockholders, as previously filed with the SEC on April 13, 2017. Information about the directors and executive officers of Astoria and their ownership of Astoria common stock is set forth in Amendment No. 1 to Astoria's Annual Report on Form 10-K/A as previously filed with the SEC on April 13, 2017. Stockholders may obtain additional information regarding the interests of such participants in the merger by reading the registration statement and the proxy statement/prospectus when they become available.

Tables Follow

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)
	(Unaudited)
	At March 31,	At December 31,
	2017	2016
ASSETS
Cash and due from banks	$ 139,272	$ 129,944
Securities available-for-sale	265,899	280,045
Securities held-to-maturity
(fair value of $2,721,723 and $2,690,546, respectively)	2,769,376	2,740,132
Federal Home Loan Bank of New York stock, at cost	107,166	124,807
Loans held-for-sale, net	6,236	11,584
Loans receivable:
Mortgage loans, net	9,974,306	10,177,295
Consumer and other loans, net	226,660	239,892
	10,200,966	10,417,187
Allowance for loan losses	(82,500)	(86,100)
Total loans receivable, net	10,118,466	10,331,087
Mortgage servicing rights, net	10,237	10,130
Accrued interest receivable	34,478	34,994
Premises and equipment, net	98,199	101,021
Goodwill	185,151	185,151
Bank owned life insurance	443,216	441,064
Real estate owned, net	13,500	15,144
Other assets	151,414	153,549

TOTAL ASSETS	$ 14,342,610	$ 14,558,652

LIABILITIES
Deposits	$ 8,990,247	$ 8,877,055
Federal funds purchased	195,000	195,000
Securities sold under agreements to repurchase	1,100,000	1,100,000
Federal Home Loan Bank of New York advances	1,700,000	2,090,000
Other borrowings, net	249,885	249,752
Mortgage escrow funds	160,472	112,975
Accrued expenses and other liabilities	223,042	219,797

TOTAL LIABILITIES	12,618,646	12,844,579

STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value; 5,000,000 shares authorized:
Series C (150,000 shares authorized; and 135,000 shares issued and outstanding)
	129,796	129,796
Common stock, $0.01 par value (200,000,000 shares authorized;
166,494,888 shares issued; and 101,731,174 and 101,210,478 shares
outstanding, respectively)	1,665	1,665
Additional paid-in capital	821,856	830,417
Retained earnings	2,163,528	2,155,785
Treasury stock (64,763,714 and 65,284,410 shares, at cost, respectively)	(1,335,968)	(1,346,709)
Accumulated other comprehensive loss	(56,913)	(56,881)

TOTAL STOCKHOLDERS' EQUITY	1,723,964	1,714,073

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 14,342,610	$ 14,558,652

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In Thousands, Except Share Data)

	For the Three Months Ended
	March 31,
	2017	2016
Interest income:
Residential mortgage loans	$44,060	$47,375
Multi-family and commercial real estate mortgage loans	43,406	46,805
Consumer and other loans	2,292	2,372
Mortgage-backed and other securities	18,000	16,904
Interest-earning cash accounts	161	120
Federal Home Loan Bank of New York stock	1,794	1,421
Total interest income	109,713	114,997
Interest expense:
Deposits	6,359	7,462
Borrowings	23,239	24,283
Total interest expense	29,598	31,745

Net interest income	80,115	83,252
Provision for loan losses credited to operations	(2,486)	(3,127)
Net interest income after provision for loan losses	82,601	86,379
Non-interest income:
Customer service fees	6,609	6,988
Other loan fees	595	534
Gain on sales of securities	-	86
Mortgage banking income (loss), net	1,294	(37)
Income from bank owned life insurance	2,152	2,289
Other	1,224	1,541
Total non-interest income	11,874	11,401
Non-interest expense:
General and administrative:
Compensation and benefits	36,997	38,253
Occupancy, equipment and systems	20,212	19,391
Federal deposit insurance premium	2,298	3,530
Advertising	589	1,453
Other	11,868	6,895
Total non-interest expense	71,964	69,522

Income before income tax expense	22,511	28,258
Income tax expense	8,104	9,693

Net income	14,407	18,565

Preferred stock dividends	2,194	2,194

Net income available to common shareholders	$12,213	$16,371

Basic and diluted earnings per common share	$0.12	$0.16

Basic and diluted weighted average common shares outstanding	100,585,603	100,368,931

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Three Months Ended March 31,
		2017			2016
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Annualized)			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
Residential	$5,335,844	$44,060	3.30%	$5,961,860	$47,375	3.18%
Multi-family and commercial real estate	4,745,176	43,406	3.66	4,878,436	46,805	3.84
Consumer and other loans (1)	233,042	2,292	3.93	253,518	2,372	3.74
Total loans	10,314,062	89,758	3.48	11,093,814	96,552	3.48
Mortgage-backed and other securities (2)	2,989,831	18,000	2.41	2,729,321	16,904	2.48
Interest-earning cash accounts	119,036	161	0.54	162,233	120	0.30
FHLB-NY stock	116,811	1,794	6.14	132,896	1,421	4.28
Total interest-earning assets	13,539,740	109,713	3.24	14,118,264	114,997	3.26
Goodwill	185,151			185,151
Other non-interest-earning assets	713,627			743,391
Total assets	$14,438,518			$15,046,806

Liabilities and stockholders' equity:
Interest-bearing liabilities:
NOW and demand deposit	$2,500,385	201	0.03	$2,375,285	195	0.03
Money market	2,754,002	1,887	0.27	2,608,009	1,765	0.27
Savings	2,048,919	252	0.05	2,125,860	265	0.05
Total core deposits	7,303,306	2,340	0.13	7,109,154	2,225	0.13
Certificates of deposit	1,585,512	4,019	1.01	1,904,346	5,237	1.10
Total deposits	8,888,818	6,359	0.29	9,013,500	7,462	0.33
Borrowings	3,458,473	23,239	2.69	3,962,709	24,283	2.45
Total interest-bearing liabilities	12,347,291	29,598	0.96	12,976,209	31,745	0.98
Non-interest-bearing liabilities	372,167			398,179
Total liabilities	12,719,458			13,374,388
Stockholders' equity	1,719,060			1,672,418
Total liabilities and stockholders' equity	$14,438,518			$15,046,806

Net interest income/
net interest rate spread (3)		$80,115	2.28%		$83,252	2.28%
Net interest-earning assets/
net interest margin (4)	$1,192,449		2.37%	$1,142,055		2.36%
Ratio of interest-earning assets to
interest-bearing liabilities	1.10x			1.09x

(1)	Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2)	Securities available-for-sale are included at average amortized cost.
(3)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA
	At or For the
	Three Months Ended
	March 31,
	2017	2016
Selected Returns and Financial Ratios (annualized)
Return on average common stockholders' equity (1)	3.07%	4.25%
Return on average tangible common stockholders' equity (1) (2)	3.48	4.82
Return on average assets (1)	0.40	0.49
General and administrative expense to average assets	1.99	1.85
Efficiency ratio (3)	78.23	73.45
Net interest rate spread	2.28	2.28
Net interest margin	2.37	2.36

Asset Quality Data (dollars in thousands)
Non-performing loans:
Current	$27,879	$39,012
30-59 days delinquent	4,399	7,935
60-89 days delinquent	1,778	2,308
90 days or more delinquent	105,974	100,967
Non-performing loans	140,030	150,222

Real estate owned	13,500	12,691
Non-performing assets	$153,530	$162,913

Net loan charge-offs	$1,114	$673

Non-performing loans/total loans	1.37%	1.37%
Non-performing loans/total assets	0.98	1.00
Non-performing assets/total assets	1.07	1.08
Allowance for loan losses/non-performing loans	58.92	62.71
Allowance for loan losses/total loans	0.81	0.86
Net loan charge-offs to average loans outstanding (annualized)	0.04	0.02

Regulatory Capital Ratios
Astoria Bank:
Tier 1 leverage	12.44%	11.37%
Common equity tier 1 risk-based	21.86	19.60
Tier 1 risk-based	21.86	19.60
Total risk-based	22.89	20.72
Astoria Financial Corporation:
Tier 1 leverage	11.12%	10.35
Common equity tier 1 risk-based	18.02	16.48
Tier 1 risk-based	19.60	17.93
Total risk-based	20.62	19.04

Other Data
Cash dividends paid per common share	$0.04	$0.04
Book value per common share	15.67	15.30
Tangible book value per common share	13.85	13.48
Tangible common stockholders' equity/tangible assets (2) (4)	9.95%	9.21%
Mortgage loans serviced for others (in thousands)	$1,345,458	$1,388,848
Full time equivalent employees	1,364	1,479

(1)

Returns on average common stockholders' equity and average tangible common stockholders' equity are calculated using net income available to common shareholders. Returns on average assets are calculated using net income.

(2)	Tangible common stockholders' equity represents common stockholders' equity less goodwill.
(3)	Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(4)	Tangible assets represent assets less goodwill.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

	At March 31, 2017		At December 31, 2016		At March 31, 2016
		Weighted		Weighted		Weighted
		Average		Average		Average
	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)
Selected interest-earning assets:
Mortgage loans, gross (2):
Residential	$5,115,791	3.46%	$5,263,800	3.43%	$5,731,303	3.34%
Multi-family and commercial real estate	4,714,339	3.58	4,766,164	3.58	4,876,068	3.64
Mortgage-backed and other securities (3)	3,035,275	2.60	3,020,177	2.61	2,832,381	2.67

Interest-bearing liabilities:
NOW and demand deposit	2,577,459	0.03	2,521,094	0.03	2,482,665	0.03
Money market	2,781,555	0.27	2,706,895	0.26	2,635,057	0.27
Savings	2,057,651	0.05	2,048,202	0.05	2,136,721	0.05
Total core deposits	7,416,665	0.13	7,276,191	0.12	7,254,443	0.12
Certificates of deposit	1,573,582	1.06	1,600,864	1.01	1,797,096	1.03
Total deposits	8,990,247	0.29	8,877,055	0.28	9,051,539	0.30
Borrowings, net	3,244,885	2.82	3,634,752	2.56	3,899,354	2.45

(1)

 Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.

(2)	Mortgage loans exclude loans held-for-sale and non-performing loans, except non-performing residential mortgage loans which are current or less than 90 days past due.
(3)	Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

CONTACT: Theodore S. Ayvas, Vice President, Investor Relations, 516-327-7877, ir@astoriabank.com